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Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Criticare Systems, Inc. at
$5.50 per Share
by
Packer Acquisition Corporation
a wholly-owned subsidiary
of
Opto Circuits (India) Limited

THIS OFFER EXPIRES AT 5:00 P.M., NEW YORK TIME, ON APRIL 4, 2008, UNLESS THE OFFER IS EXTENDED.

March 7, 2008

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated March 7, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by Packer Acquisition Corporation, a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of Opto Circuits (India) Limited, a public company organized under the laws of India ("Opto Circuits"), to purchase all outstanding shares of common stock, par value $0.04 per share (the "Shares"), of Criticare Systems, Inc., a Delaware corporation ("Criticare"), at a price of $5.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of Criticare from the President and Chief Executive Officer of Criticare, accompanied by Criticare's Solicitation/Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The offer price is $5.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated February 24, 2008, among Purchaser, Opto Circuits and Criticare, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Criticare, with Criticare as the surviving corporation (the "Merger") and each issued and outstanding Share (other than Shares held in the treasury of Criticare, owned by Opto Circuits, Purchaser or any subsidiary of Criticare, or held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

  4.
  The Offer is subject to various conditions; however, the Offer is not subject to any financing condition. Opto Circuits is a corporation formed under the laws of India and is publicly traded on the Bombay Stock Exchange and the National Stock Exchange of India. Opto Circuits plans to finance the purchase of Shares in the Offer through third party financing from one or more financial institutions in India. In the event that financing may be unavailable and Opto Circuits does not otherwise have sufficient cash to consummate the Offer, Criticare may elect to terminate the Merger Agreement. In such case, Opto Circuits would owe Criticare a one time lump sum payment of $1 million. If Opto Circuits does not have sufficient cash to consummate the Offer and Criticare were to elect not to terminate the Merger Agreement, Criticare would be entitled to sue for specific performance or for damages under the Merger Agreement.

  5.
  The Criticare board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Criticare board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

  6.
  The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by Opto Circuits or Purchaser, constitutes at least 65 percent of the total number of Shares outstanding, assuming the exercise of all outstanding Criticare stock options, and (b) subject to certain exceptions, no change, event, development or occurrence that has a material adverse effect on the results of operations, financial condition or assets of Criticare shall have occurred after the date of the Merger Agreement. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

  7.
  The initial offering period of the Offer and withdrawal rights will expire at 5 p.m., New York time on April 4, 2008 (as defined in Section 1 of the Offer to Purchase).

  8.
  Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

        Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Mellon Investor Services LLC ("Mellon Investor Services"), which is acting as both the information agent and the paying agent, of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by Mellon Investor Services. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

[Remainder of Page Intentionally Left Blank.]

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of common stock
of
Criticare Systems, Inc. at
$5.50 per Share
by
Packer Acquisition Corporation
a wholly-owned subsidiary
of
Opto Circuits (India) Limited

This Offer expires at 5:00 P.M.,
New York time, on April 4, 2008,
Unless the Offer is Extended.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 7, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by Packer Acquisition Corporation, a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of Opto Circuits (India) Limited, a public company organized under the laws of India ("Opto Circuits"), to purchase for cash all of the outstanding shares of common stock, par value $0.04 per share (the "Shares"), of Criticare Systems, Inc., a Delaware corporation, at a price of $5.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to Mellon Investor Services will be determined by Purchaser (which may delegate power in whole or in part to Mellon Investor Services) and such determination shall be final and binding.

Dated: March 7, 2008

Number of Shares to be Tendered:		Shares*

Sign Below
Account Number:	Signature(s):

Dated:	, 2008

Please Type or Print Name

Please Type or Print Address(es) Here

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number

*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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  Exhibit (a)(1)(E)